UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 28, 2012

MARTEN TRANSPORT, LTD.
(Exact name of registrant as specified in its charter)

Delaware	0-15010	39-1140809
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

129 Marten Street Mondovi, Wisconsin	54755
(Address of principal executive offices)	(Zip Code)

(715) 926-4216
(Registrant’s telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management.

Item 5.02(e).  Compensatory Arrangements of Certain Officers.

Executive Officer Performance Incentive Plan

On February 28, 2012, Marten Transport, Ltd.’s Compensation Committee of the Board of Directors approved and adopted the Executive Officer Performance Incentive Plan.  The plan provides for the establishment of a bonus pool for executive officers if the diluted net income per share in the award year is 110% or more of the diluted net income per share in the prior year.  The award year’s diluted net income per share is the company’s diluted net income per share, determined in accordance with generally accepted accounting principles, prior to accounting for the aggregate value of vesting performance unit awards, the aggregate value of the cash bonus awards under the plan and the related tax effects for the award year.  The prior year’s diluted net income per share is the company’s diluted net income per share, as reported in its audited financial statements, for the prior year.  The company’s Compensation Committee also has the discretion to adjust the diluted net income per share for the award year and the prior year to account for extraordinary items affecting the diluted net income per share.  The bonus pool will be an amount equal to the percentage increase in the award year’s diluted net income per share over the prior year’s diluted net income per share multiplied by the aggregate base salary for all executive officers.  The company’s Compensation Committee will make an annual determination of the executive officer participants in the plan and, at the end of each year, the allocation of the bonus pool among the participants.

The foregoing description of the Executive Officer Performance Incentive Plan is qualified in its entirety by reference to the Executive Officer Performance Incentive Plan, a copy of which is attached to this report as Exhibit 10.1.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(a)   Financial Statements of Businesses Acquired.

Not Applicable.

(b)   Pro Forma Financial Information.

Not Applicable.

(c)   Shell Company Transactions.

Not Applicable.

(d)   Exhibits.

Exhibit No.	Description

10.1	Executive Officer Performance Incentive Plan

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MARTEN TRANSPORT, LTD.

Dated: March 5, 2012	By:	/s/ James J. Hinnendael
James J. Hinnendael Its: Chief Financial Officer

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MARTEN TRANSPORT, LTD.

FORM 8-K

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Executive Officer Performance Incentive Plan

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